Exhibit 10.2

Joint Venture and Cooperation Agreement between Shareholders

Party A: Shaanxi Power Construction Corporation
Party B: Shandong Taibang Biological Products Co., Ltd

Whereas, Party A entered into a Joint Venture and Cooperation Agreement between Shareholders with FAN Qingchun ("Transferor") on November 8, 2005 for purpose of joint acquisition of 68% equity interest held by Jiao Da Rui Shen in Huitian Blood Products Co., Ltd. ("Huitian"). After the acquisition, Party A held 65% of the equity interests in Huitian, while the Transferor held 35% of the equity interests in Huitian. After registration of the equity transfer with the administration for industry and commerce, both Parties have been jointly operating Huitian till now. In July 2008, the Transferor proposed to transfer 35% of the equity interests it held in Huitian due to its own reasons and recommended Party B as the Transferee.

Whereas, the Transferor claims that the equity interest transfer will conflict with the provisions of the Joint Venture and Cooperation Agreement between Shareholders and the articles of association of Huitian, Party A and FAN Qingchu has entered into an Agreement for Termination of the Joint Venture and Cooperation Agreement between Shareholders.

Whereas, Party A agrees to Party B becoming a shareholder, waives its preemptive rights to purchase the equity interests to be transferred, and agrees that Party B may negotiate and enter into an equity transfer agreement with the Transferor.

In accordance with the Company Law of the People's Republic of China, the Contract Law of the People's Republic of China, in respect of the acquisition of equity interests of Huitian and cooperation between shareholders, Party A and Party B have agreed as follows:

I.

Equity Acquisition

1.

Party A agrees that Party B may acquire 35% of the equity interests in Huitian and become a shareholder in Huitian on condition that Party B shall maintain Huitian's long-term stability and development.

2.

Party B agrees to keep fair and transparent the Transfer Price, the appraised assets value, method of transaction as well as the payment of the Transfer Price for the equity interest to be acquired and to provide the equity transfer agreement to Party A.

3.

Party A and Party B will hold 65% and 35% of the equity interest in Huitian respectively and become the only two shareholders of Huitian after the equity transfer between Party B and the Transferor has been completed.

II.

Principles for Cooperation

Party B will exercise and enjoy corresponding rights as a shareholder according to the stipulations after the conclusion of this Agreement and the equity transfer agreement. In terms of the cooperation, both Parties have agreed as follows in accordance with the Company Law of the People's Republic of China:

1.

Party A and Party B will hold 65% and 35% of the equity interest in Huitian, respectively, and correspondingly undertake liabilities and allocate profits according to the capital contribution ratio.

2.

 For purpose of stability, neither Party may, within five years after conclusion of this Agreement, propose to transfer the equity interest to any Person other than the existing shareholders, and after such period such Party shall have preemptive rights to purchase the equity interest that is intended to be transferred by the other shareholder.

3.

The board of directors of Huitian shall have five members, among which three shall be appointed by Party A and two shall be appointed by Party B. Furthermore, the board of supervisors of Huitian shall have three members, among which one shall be appointed by Party A, one shall be appointed by Party B and one shall be representative of employees. Directors and supervisors shall be recommended by the shareholders, while the employee supervisor shall be recommended by the employees, and all directors and supervisors shall be elected by the shareholders' meeting.

4.

 The chairman of board of directors of Huitian shall be one of the directors recommended by Party A, shall be elected by the board of directors and shall be the legal representative of Huitian. The chairman of board of supervisors of Huitian shall be one of the supervisors recommended by Party A and shall be elected by the board of supervisors.

5.

Huitian adopts a General Manager responsible system under the leadership of the board of directors. The management of Huitian shall be consist of five members, among which three shall be recommended by Party A and two shall be recommended by Party B. The General Manger shall be engaged by the board of directors, while the other members of the senior management shall be engaged by the board of directors according to nominations by the General Manager.

6.

The shareholder of Huitian shall exercise voting rights in the shareholders meeting according to its capital contribution ratio and no resolution of shareholders' meeting shall be adopted unless a majority of the votes are in favor of it. However, resolutions by the shareholders' meeting regarding amendment of the articles of association, increase or decrease of registered capital, corporate consolidation, split, termination or restructuring, outbound investment, guarantee and issuance of bonds shall be adopted by shareholders having at least two thirds (2/3) of the voting rights.

7.

 Each director shall have one vote on the resolution of the board of directors of Huitian. The resolution of the board of directors of Huitian shall not be effective unless more than half of the directors vote in favor of it. The following resolutions shall not be effective unless they have had affirmative votes from more than 2/3 of the directors of the board of directors:

7.1

Hiring or dismissing senior management, such as General Manager, Chief Financial Officer, Deputy General Manager, etc.

7.2

Providing mortgage and guarantee with company's assets, and other matters involving security of company's assets.

8.

In regards to the above-mentioned cooperative terms, Party A and Party B will, on a timely basis, convene shareholders' meeting, amend the articles of association of Huitian, recommend directors and supervisors according to the stipulations by the articles of association, convene meetings of the board of directors and the board of supervisors, and hire General Manager and other senior management according to the stipulations by the articles of association.

III. Covenants by Both Parties

1.

Party B has already conducted appraisal of the assets of Huitian before the transfer of the equity interest by the Transferor and has already known the general business, financial and operation situation of Huitian. Party B and the Transferor have already agreed on the Transfer Price and method of payment thereof. Any contractual disputes shall be resolved between Party B and the Transferor without injuring the rights of Party A in Huitian and the rights of Huitian for any reasons.

2.

Considering Party B has relative technical strength and rich management experience in biologic products industry, Party B warrants that the execution of the equity transfer agreement with the Transferor and the cooperation with Party A are manifestation of its true intention and it will perform the following duties as a shareholder:

2.1

Provide technical support to Huitian to the extent permitted by laws and regulations, provide abundant human resources to procure Huitian to accomplish the GMP renovation, new products research and development, and provide comprehensive support on the products which Party B owns while Huitian does not own so as to procure Huitian to expand its product categories.

2.2

Provide without reservation to Huitian management experience that it has accumulated through years, periodically or irregularly organize work exchanges between Huitian and Party B so as to optimize Huitian's management.

2.3

Coordinate with Party A and Huitian to maintain good public relations with governmental authorities, industrial regulators and industrial associations so as to maintain a good public image.

2.4

The assigned employees (including senior management) are Party B's main technical and management officers who shall have competence for the respective positions in Huitian. If they are not competent for Huitian's positions, Party A is entitled to request replacement till its satisfaction.

3.

Party A covenants to assist Party B to go through the formalities for AIC alteration registration after the completion of transfer of equity interest and to complete the reelection and engagement of the board of directors, the board of supervisors and senior management as soon as possible.

4.

Party A covenants to abide by the Company Law of the People's Republic of China and the articles of association of Huitian and cooperate with Party B to promote sustained and healthy development of Huitian. Both Parties agree to conduct communications in advance of material matters or decisions, agree with the current working guidelines, will improve the legal person governance structure of Huitian, and will establish operation and management structures in compliance with GMP criteria and market economy requirements for purpose of win-win results.

5.

The human resources management of Huitian will follow the principle that the positions shall be established according to needs and employment decisions shall be made on the basis of merit. The employees assigned by both Parties shall be appointed according to the needs of positions. The current mid-level and senior-level managements assigned by Party A shall be maintained stable, while Party B's appointees may fill in positions on a supplementary basis.

IV.

Liabilities for Breach of Contract

This Agreement shall take effect immediately after execution by the representatives of Party A and Party B. Both Parties shall strictly abide by this Agreement. The breaching Party shall bear the liabilities for breach of contract, shall pay liquidated damages of RMB one million to the non-breaching Party and further compensate the non-breaching Party for relevant losses.

V.

Miscellaneous

1.

 The remuneration standards for the management staff above the mid level assigned by Party A and Party B shall be set according to the rules of Huitian. (The remuneration of the employees assigned by Party A and Party B shall be set by referring to the standards for the employees in comparable positions in Party A and Party B.) The payment for social insurance and public housing fund for the employees assigned by Party A and Party B shall be made by Huitian after being reviewed by social security authorities according to the standards where Party A and Party B are located respectively.

2.

Party A, Party B and the Transferor shall enter into a three-party agreement to specify the issues arising between the execution of this Agreement and the completion of the transfer of equity interest and AIC registration of the transfer.

3.

This Agreement is made in eight original sets. Each Party shall hold four original sets which shall be equally authentic.

4.

The appendices to this Agreement include (1) the documents issued by the shareholders' meeting (or board of directors) of Party B approving the purchase of equity interest; (2) the documents issued by Party A approving the transfer of equity interest and waiving the preemptive rights to purchase the equity interest to be transferred; and (3) the documents issued by the shareholders' meeting of Huitian approving the equity transfer.

Party A: Shaanxi Power Construction Corporation (with seal attached)
/s/ Signature of legal representative or authorized representative

Party B: Shandong Taibang Biological Products Co., Ltd (with seal attached)
/s/ Signature of legal representative or authorized representative

Date of Execution: September 12, 2008.